Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-213325, 333-179164, 333-143622, 333-254194, and 333-260117 on Form S-8 and Registration Statement Nos. 333-209085, 333-194377, and 333-184919 on Form S-3 of our reports dated March 9, 2023, relating to the consolidated financial statements of Carrols Restaurant Group, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended January 1, 2023.

/s/ Deloitte & Touche LLP

Rochester, New York
March 9, 2023